Exhibit 99.1

BJ’s Wholesale Club, Inc             One Mercer Road                 P.O. Box 9601                 Natick, MA 01760

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney Vice President, Investor Relations 508.651.6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JULY SALES; COMPANY CONFIRMS EARNINGS

GUIDANCE FOR SECOND QUARTER AND FULL YEAR

August 7, 2003, Natick, MA—-—BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for July 2003 increased by 18.2% to $485.7 million from $410.9 million in July 2002. Comparable club sales for the month of July increased by 10.1%, including a contribution from sales of gasoline of 3.8%. For the second quarter of 2003, total sales increased by 14.0% to $1.64 billion from $1.44 billion for the same period last year. Comparable club sales for the second quarter increased by 6.6%, including a 3.6% contribution from sales of gasoline.

Total sales for the first half of 2003 increased by 14.8% to $3.08 billion from $2.69 billion for the same period last year. Comparable club sales year-to-date increased by 6.2%, including a contribution of 4.1% from sales of gasoline.

Commenting on the results, BJ’s president and chief executive officer Mike Wedge said, “Increased traffic, driven by warm weather, as well as merchandising and marketing initiatives discussed in previous reports contributed to our strong sales results in July. On a comparable club basis, food sales increased by approximately 6.4% and general merchandise sales increased by approximately 6.0%.”

Sales Results for July

($ in thousands)

Four Weeks Ended		% Change
August 2, 2003	August 3, 2002	Net Sales	Comp. Sales
$485,749	$410,919	18.2%	10.1%

Twenty-six Weeks Ended		% Change
August 2, 2003	August 3, 2002	Net Sales	Comp. Sales
$3,083,119	$2,686,316	14.8%	6.2%

The Company provided the following additional information regarding July sales:

Comparable club sales for the month of July increased during all four weeks, with the highest increases during week one. Comparable club sales increased in all major markets, with the highest growth in the Southeast region. The metro New York market had the lowest comparable club sales increase, due to new competition and cannibalization from BJ’s clubs opened within the last 12 months.

On a comparable club basis, excluding sales of gasoline, the average transaction amount for the month of July was essentially flat while traffic increased by approximately 7%.

-More-

BJ’s Wholesale Club, August 7, 2003

Three Atlanta clubs that opened last year with above average sales due to free annual memberships, resulted in a negative impact on July comparable club sales of approximately 0.6%. These clubs entered the comparable club base in June and are included in the comparable club sales calculations for June and July but are not included in the calculation for the full quarter.

Categories with the strongest sales increases included computer equipment and software, fresh meat, health & beauty aids, prepared foods, produce, summer seasonal, tires and toys. Weaker categories included cigarettes, film and major appliances. Lower year-over-year sales of cigarettes had a negative impact on comparable clubs sales of approximately 1%.

Earnings Guidance

The Company currently estimates that its earnings for the second quarter ended August 2, 2003 will be $.30 to $.32 per diluted share. During the first quarter conference call on May 20, 2003, the Company provided second quarter earnings guidance in the range of $.29 to $.33 per diluted share.

For the full year, the Company is reiterating earnings guidance of $1.25 to $1.35 per diluted share before a first quarter charge of $.02 per diluted share for the cumulative effective of accounting changes related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

Conference Call for Second Quarter Results

BJ’s plans to announce financial results for the second quarter ended August 2, 2003 on August 19, 2003 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on August 19, 2003, BJ’s management will hold a conference call to discuss the second quarter financial results and the outlook for the third and fourth quarters of 2003. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfn to hear the call live, or to listen to an archive of the call, which will be available for approximately one quarter following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 144 clubs and 74 gas stations compared with 138 clubs and 62 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Forward Looking Statements

Statements contained in this press release about future earnings, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of customer demand, economic and weather conditions and state and local regulation in the Company’s markets; competitive conditions; and the Company’s success in settling House2Home lease obligations under the Company’s indemnification agreement with The TJX Companies, Inc. and lease obligations for the clubs which the Company closed in November 2002. Each of these factors and other factors are discussed in more detail in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 1, 2003. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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